Mail Stop 4561


								December 16, 2005


By U.S. Mail and facsimile to (212) 401 1012

David P. Warren
Chief Financial Officer
The Nasdaq Stock Market Inc.
One Liberty Plaza
New York, NY  10006

Re:	The Nasdaq Stock Market Inc.
	Form 10-K for the Fiscal Year Ended December 31, 2004
Forms 10-Q for the Quarters Ended March 31, 2005 and June 30, 2005
	File No. 000-32651

Dear Mr. Warren:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



      Sincerely,



      Joyce Sweeney
								Accounting Branch Chief

David P. Warren
The Nasdaq Stock Market Inc.
October 27, 2005
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